Exhibit 10.1

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich St New York, NY 10013

August 4, 2021
VICI Properties L.P.
c/o VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, New York 10022
Attn: David Kieske
Project Milky Way
Commitment Letter
Ladies and Gentlemen:
You have advised Morgan Stanley Senior Funding, Inc. (together with any of its designated affiliates, “MSSF”), JPMorgan Chase Bank, N.A.(“JPM”) and Citigroup Global Markets Inc. (“Citi”) on behalf of Citigroup (as defined below) (Citi, together with MSSF and JPM, each, an “Initial Lender” and, together with any other commitment party that becomes party hereto pursuant to the third paragraph hereof, “we” “us” or the “Commitment Parties” and, each a “Commitment Party”) that VICI Properties L.P., a Delaware limited partnership (“Company” or “you”), and VICI Properties OP LLC, a Delaware limited liability company (“New Parent OP”), an indirect wholly owned subsidiary of VICI Properties Inc., a Maryland corporation (“Parent”), intend to effect a series of transactions, pursuant to the Master Transaction Agreement dated as of the date hereof (the “Master Transaction Agreement”) by and among MGM Growth Properties LLC, a Delaware limited liability company (“Target LLC”), the Company, MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (“Target”), Parent, Venus Sub LLC, New Parent OP and MGM Resorts International, a Delaware corporation (“Mercury”) that will result in (i) the acquisition for legal purposes by the Company (directly or indirectly through one or more of its wholly owned subsidiaries) of all interests in both Target LLC and Target (the “Acquisition”); (ii) the continuation for U.S. federal income tax purposes of the Target in the form of New Parent OP, (iii) the partial redemption by New Parent OP of interests held by Mercury and/or certain of its subsidiaries (the “Mercury Holders”); and (iv) Parent and the Mercury Holders directly or indirectly owning interests in Target. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”). For purposes of this Commitment Letter, “Citigroup” shall mean Citi, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein.
In connection with the foregoing, (a) MSSF is pleased to advise you of its several, but not joint, commitment to provide 40% of the Bridge Facility (b) JPM is pleased to advise you of its several, but not joint, commitment to provide 40% of the Bridge Facility and (c) Citi is pleased to advise you of its several, but not joint, commitment to provide 20% of the Bridge Facility, each subject only to the satisfaction or waiver of the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B and in Exhibit C hereto.
It is agreed that (i) MSSF, JPM, and Citi will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacity, the “Lead Arrangers”) and (ii) MSSF will act as administrative agent and collateral agent for the Bridge Facility. You agree that JPM may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. It is further agreed that MSSF shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility. You agree that no other agents, co-agents, arrangers, co-arrangers, lead arrangers, co-lead arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender in order to obtain its commitment to participate in the Bridge Facility unless you and the Commitment Parties shall so agree. To the extent you and the Commitment Parties agree to appoint any additional agents, co-agents, arrangers, co-arrangers, lead arrangers, co-lead arrangers, bookrunners, co-bookrunners, managers or co-managers (any such agent, co-agent, arranger, co-arranger, lead arranger, co-lead arranger, bookrunner, co-bookrunner, manager or co-manager, an “Additional Arranger” and shall also be a “Commitment Party”) or confer other titles in respect of the Bridge Facility, then, notwithstanding anything herein to the contrary, the commitments of each Initial Lender in respect the Bridge Facility will be permanently reduced by the amount of the commitments of such Additional Arrangers (or their relevant affiliates) in respect of the Bridge Facility, with each Additional Arranger (or its relevant affiliates) assuming a proportion of the commitments with respect to the Bridge Facility that is equal to the proportion of the economics allocated to such Additional Arranger, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation. It is agreed that, to the extent an Additional Arranger has executed customary joinder documentation pursuant to this paragraph, each Commitment Party shall be severally liable in respect of its commitments to the Bridge Facility, on a several, and not joint, basis with any other Commitment Party, and no Commitment Party shall be responsible for the commitment of any other Commitment Party.
The Lead Arrangers reserve the right, prior to or after the execution of the Facility Documentation to syndicate all or a portion of the Commitment Parties’ commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld, delayed or conditioned) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Commitment Parties, the “Lenders”); provided that, notwithstanding the Lead Arrangers’ right to syndicate the Bridge Facility and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Parties’ commitments hereunder prior to the date of the initial funding under the Bridge Facility (the date of such funding, the “Closing Date”) shall not be a condition to the Commitment Parties’ commitments or the funding of the Bridge Facility on the Closing Date; (ii) except as contemplated above with respect to Additional Arrangers, the Commitment Parties shall not be relieved, released or novated from their obligations hereunder (including their obligations to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including their commitments in respect thereof, until after the Closing Date; (iii) except as contemplated above with respect to Additional Arrangers, no assignment or novation shall become effective with respect to all or any portion of the Commitment Parties’ commitments in respect of the Bridge Facility until after the initial funding of the Bridge Facility; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the

Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; and (v) we will not syndicate our commitments to certain banks, financial institutions and other institutional lenders and investors (a) that have been separately identified in writing by you to us prior to the date of this Commitment Letter (or, if after such date, that are acceptable to the Lead Arrangers), (b) those persons who are competitors of the Borrower or the Target and its subsidiaries that are separately identified in writing by you to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their affiliates (other than any such affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an affiliate of an operating company so long as such affiliate is a bona fide debt fund) that are identified in writing by you from time to time; provided that, for the avoidance of doubt, any such designation shall not apply retroactively to any prior assignment or sale of participation interest to any Lender permitted hereunder at the time of such assignment or sale of participation interest (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”).
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Bridge Facility and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is the Lead Arrangers’ intent to have the Lenders commit to the Bridge Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree to actively assist the Lead Arrangers (and, subject to your rights and limitations under the Master Transaction Agreement, to cause the Target to actively assist the Lead Arrangers), until the date that is 60 days following the Closing Date (the “Syndication Date”), in completing a timely syndication that is satisfactory to the Lead Arrangers. Such assistance shall include, without limitation: (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors (and direct contact between the Target’s senior management, representatives and advisors (to the extent practical and appropriate and consistent with the Master Transaction Agreement and subject to your rights and limitations under the Master Transaction Agreement)), on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and places mutually agreed upon, (c) your assistance (and, subject to your rights and limitations under the Master Transaction Agreement, your causing the Target to assist) in the preparation of customary confidential information memoranda for the Bridge Facility (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, by using commercially reasonable efforts to provide information and other customary materials reasonably requested in connection with such Confidential Information Memorandum no less than 15 consecutive business days prior to the Closing Date, (d) the hosting, with the Lead Arrangers, of no more than one meeting of prospective Lenders at a time and location to be mutually agreed upon (and additional teleconference or virtual meetings as reasonably necessary), and (e) your ensuring that there shall be no competing issues, offerings, placements, arrangements or syndications of debt or equity securities or commercial bank or other credit facilities of the Target, the Parent or the Borrower or any of their respective subsidiaries being offered, placed or arranged (other than (i) the Cash Equity Issuance, the Equity Consideration Issuance, the Rollover Equity, the Exchange Offer and the Change of Control Offer, (ii) any debt or equity of the Target permitted to be issued or incurred under the Master Transaction Agreement and (iii) any debt or equity financing of the Parent, Borrower or any of their respective subsidiaries, the proceeds of which are intended to be utilized in connection with any other acquisition, joint venture or investment of or by Parent, Borrower or any such subsidiary (the “Permitted Other Financings”)) if such debt or equity securities or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Bridge

Facility (it is understood and agreed that any deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings and the Existing Credit Agreement will not be deemed to materially impair the primary syndication of the Bridge Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth herein (other than the conditions expressly set forth on Exhibit C) shall constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date or at any time thereafter.
The Lead Arrangers, in their capacity as such, will, in consultation with you, manage all aspects of any syndication of the Bridge Facility, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders from the amounts paid to the Commitment Parties pursuant to this Commitment Letter and the Fee Letters. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Lead Arrangers all customary information with respect to you and the Target and each of your and its respective subsidiaries (with respect to the Target and its subsidiaries, subject to your rights and limitations under the Master Transaction Agreement) and the Transactions, including all financial information and projections (such projections, including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would (i) violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Target or any of its subsidiaries or affiliates, (ii) violate any attorney-client privilege or (iii) violate any obligation of confidentiality (not incurred or entered into in contemplation of this Commitment Letter) binding on you, the Target or your or its respective affiliates; provided that no such obligations of confidentiality shall be entered into in contemplation of this sentence and in the event you do not provide information in reliance on this sentence, if permitted you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to obtain the relevant consents and to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, the applicable information. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C.
You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time); (b) to your knowledge, all Information relating to the Target and its subsidiaries that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time); and (c) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that such Projections are as to future events and are not to be viewed as facts, that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties will be correct in all material respects under those circumstances. In arranging and syndicating the Bridge Facility, the Commitment Parties shall be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof; provided that the accuracy of the representations in this paragraph shall not be a condition to our obligations hereunder, including the funding of the Bridge Facility on the Closing Date. The Lead Arrangers will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Target or any other party or to advise or opine on any related solvency issues.
You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Target, your or the Target’s respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you, the Target, or your or the Target’s respective subsidiaries, were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market-related activities with respect to you, the Target, any of your or the Target’s respective subsidiaries or the respective securities of any of the foregoing (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).
If requested by the Lead Arrangers, you will prepare a customary additional version of the Confidential Information Memorandum to be used in connection with the syndication of the Bridge Facility that includes only Public Side Information with respect to you, the Target, your or its respective subsidiaries or the respective securities of any of the foregoing to be used by Public Siders. It is understood that in connection with your assistance described above, (a) customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders and contain the representations set forth in the second preceding paragraph (and a representation that the additional version of the Confidential Information Memorandum contains only Public Side Information with respect to you, the Target, your or the Target’s respective subsidiaries and the respective securities of any of the foregoing (other than as set forth in the following paragraph), or that none of you, the Target or your or the Target’s respective subsidiaries is a reporting company or has any publicly traded debt or equity securities outstanding or outstanding securities issued under an exemption from registration rights under Rule 144A or Regulation S of the Securities Act) and (b) the Confidential Information Memorandum will exculpate you and your subsidiaries and us with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

You agree to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”; provided, however, that you shall not be required to mark any materials “PUBLIC.” You agree that, unless expressly identified as “Public Side Information”, each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the Bridge Facility will be deemed to contain Private Side Information. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to its intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheet, (b) interim and final drafts of the Facility Documentation, (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your consent.
As consideration for the commitments of the Commitment Parties hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the arranger fee letter among us and you dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Arranger Fee Letter”) and the agency fee letter between you and MSSF dated the date hereof (the “Agency Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letters.
The commitments of the Initial Lenders hereunder to fund the Bridge Facility on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and (b) the conditions set forth in Exhibit C, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the funding of the Bridge Facility shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters or the Facility Documentation, other than those that are expressly stated (x) in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B and (y) in Exhibit C to be conditions to the funding under the Bridge Facility on the Closing Date.
Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Target, its subsidiaries and their respective businesses in the Master Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Master Transaction Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Master Transaction Agreement (to such extent, the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth (a) in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and (b) in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or intellectual property filings with the USPTO or USCO or the delivery of stock certificates other than stock certificates with respect to equity interests for which prior approval of liens under applicable gaming law is required but has not been obtained (provided that in the case of certificated equity securities of the Target and its material wholly owned U.S. domestic subsidiaries, to the extent any such certificate has not been received from the Target at least two business days prior to the Closing Date after your use of commercially reasonable efforts to procure delivery thereof, such certificate may instead be delivered within five business days after the Closing Date (as such time period may be extended by the Administrative Agent))) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Bridge Facility on the Closing Date but such security interest(s) will be required to be perfected within 90 days after the Closing Date as such time period may be extended by the Administrative Agent). For purposes hereof, “Specified Representations” means, with respect to the Closing Date, the representations and warranties made by the Borrower and the Guarantors relating to the corporate or other organizational existence of the Borrower and the Guarantors, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the collateral under, and performance of, the Facility Documentation; the incurrence of the loans under the Bridge Facility not violating the Borrower’s and the Guarantors’ constitutional documents, the Existing Credit Agreement and the other agreements governing material funded indebtedness of the Borrower or any Guarantor; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 10 of Exhibit C); the creation, perfection and priority of the security interests granted in the collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to collateral); Federal Reserve margin regulations; use of proceeds not violating the PATRIOT Act, FCPA, OFAC and other anti-terrorism laws; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Representations are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect”, as defined in the Master Transaction Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Bridge Facility, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facility in a manner consistent with the Master Transaction Agreement.
In addition to (and not as part of) the indemnification obligations set forth below, notwithstanding any other provision of this Commitment Letter, (i) none of the Commitment Parties, their respective affiliates (other than the Excluded Affiliates) and permitted assigns and the respective officers, directors, employees, advisors, agents, controlling persons, members and the successors of each of the foregoing (each, an “Arranger-Related Person”) or any other party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of such Arranger-Related Person or any of such Arranger-Related Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, any subsidiaries of the foregoing or any Arranger-Related Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings), in each case in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Bridge Facility and the use of proceeds thereunder), or with respect to any activities related to the Bridge Facility, including the preparation of this

Commitment Letter, the Fee Letters and the Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth below.
You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates (other than the Excluded Affiliates) and permitted assigns and the respective officers, directors, employees, advisors, agents, controlling persons, members and the successors of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter, the Fee Letters, the Transactions, the Bridge Facility or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you, the Target, your equity holders, affiliates, creditor, security holders or any other person, and to reimburse each such Indemnified Person promptly following written demand for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of special gaming counsel and local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) under this Commitment Letter, the Fee Letters or the Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Lead Arrangers, Administrative Agent or any Additional Arranger in their capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in the Term Sheet and of a single firm of special gaming counsel and local counsel to the Lead Arrangers in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Bridge Facility and the preparation of this Commitment Letter, the Fee Letters, the Facility Documentation and any security arrangements in connection therewith, whether or not the Transactions are consummated (collectively, the “Expenses”). Your reimbursement and indemnity obligations under this paragraph will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any Indemnified Person.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
Each Indemnified Person shall, in consultation with you, take all reasonable steps to mitigate any losses, claims, damages and liabilities and shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any action, proceeding or investigation in connection with any losses claims, damages and liabilities.
You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Target by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
As you know, each Commitment Party and its respective affiliates is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, hedging, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target, any of your or its respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target, any of your or its respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and the Target’s respective shareholders or your and the Target’s respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Target, on the other hand, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and the Target’s management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deem appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.
This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Lead Arrangers (and any purported assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Initial Lenders may assign their commitments and agreements hereunder, in whole or in part, to any of their affiliates, Additional Arrangers or other Lenders (subject to the limitations set forth in the third paragraph of this Commitment Letter);; provided that such assignment shall not relieve such Initial Lenders of their obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned except to the extent such assignment is to an Additional Arranger and evidenced by customary joinder documentation as provided above. Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter and the Fee Letters may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Any signature to this Commitment Letter may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. This Commitment Letter (including the exhibits hereto) and the Fee Letters (i) are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject only to the conditions precedent as expressly provided herein and (ii) the Fee Letters are binding and enforceable agreements (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.
THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; provided, however, that it is understood and agreed that (a) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Master Transaction Agreement or decline to consummate the Acquisition, (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Master Transaction Agreement and (c) the interpretation of the definition of “Material Adverse Effect” in the Master Transaction Agreement, in each case shall be governed by, and construed in accordance with, the governing law of the Master Transaction Agreement.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letters and their terms or substance or this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letters shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your equity holders, and to your and any of such equity holders’ subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof) or (d) to the extent any such information becomes publicly available other than by reason of disclosure by you, your subsidiaries or your representatives in violation of this Commitment Letter; provided that (i) you may disclose this Commitment Letter (but not the Fee Letters) and the contents hereof to the Target and its securityholders and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any syndication or other marketing materials in connection with the Bridge Facility (including any Confidential Information Memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to equity investors, (iv) you may disclose the aggregate fees contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees and other economic terms set forth therein have been redacted in a customary manner, you may disclose the Fee Letters and the contents thereof to the Target and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter (but not the Fee Letters) in any tender offer or proxy relating to the Transactions, and (vii) you may disclose the Commitment Letter and Fee Letters in connection with enforcing your rights thereunder or hereunder. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld, delayed or conditioned) any reference to us or any of our affiliates in connection with the Bridge Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect upon the earlier of (i) execution of the Facility Documentation and (ii) the second anniversary of the date hereof.
Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over or any self-regulatory body having oversight over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Target or any of your or its respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Target or any of your or the Target’s respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, service providers and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Confidential Information Memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense or (i) to rating agencies; provided that, no such disclosure shall be made to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (a “Private Equity Affiliate”) or are engaged in the sale of the Target, including through the provision of advisory services (a “Sell Side Affiliate” and, together with the Private Equity Affiliates, the “Excluded Affiliates”) other than senior employees who are required, in accordance with industry regulations or the Commitment Parties’ internal policies and procedures, to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members. In the event that the Bridge Facility is funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Facility Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.
The survival, syndication, reimbursement, compensation (if applicable in accordance with the terms hereof and the Fee Letters), indemnification, jurisdiction, venue, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the syndication of the Bridge Facility, shall automatically terminate and be superseded by the corresponding provisions of the Facility Documentation upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation is effective as to each Commitment Party and each other Lender.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of the Commitment Letter and the Fee Letters by returning to us executed counterparts of the Commitment Letter and of the Fee Letters not later than 5:00 p.m., New York City time, on August 4, 2021. This offer will automatically expire at such time if we have not received executed counterparts in accordance with the preceding sentence. Upon execution and delivery of this Commitment Letter and the Fee Letters by all of the parties hereto and thereto, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you (subject to any commitment reduction that occurs prior to the Closing Date pursuant to the section of the Term Sheet entitled “Mandatory Prepayments and Commitment Reductions”) until the earliest to occur of (i) after execution of the Master Transaction Agreement and prior to the consummation of the Transactions, the termination of the Master Transaction Agreement by you (or your affiliates) or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive valid termination), (ii) the consummation of the Transactions with or without the funding of the Bridge Facility (provided that, for the avoidance of doubt, in the event that the Transactions are consummated and the commitments under Tranche 1 of the Bridge Facility are terminated on or prior to the Acquisition Closing Date, the commitments with respect to Tranche 2 of the Bridge Facility hereunder shall terminate on the date that is 91st day following the Acquisition Closing Date unless such commitments are replaced by fully executed Facility Documentation prior to such time) and (iii) 11:59 p.m., New York City time, on the date that is ten (10) business days after the Outside Date (as defined in the Master Transaction Agreement as in effect as of the date hereof and as may extended pursuant to the terms thereof as in effect as of the date hereof). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension.
[Remainder of this page intentionally left blank]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.
Very truly yours,
MORGAN STANLEY SENIOR FUNDING, INC.

BY:    /s/ Constantine N. Darras
NAME:    Constantine N. Darras
TITLE:     Authorized Signatory

JPMORGAN CHASE BANK, N.A.

BY:    /s/ Jeffrey Miller
NAME:    Jeffrey Miller
TITLE:     Executive Director

CITIGROUP GLOBAL MARKETS INC.

BY:    /s/ Akshay Kulkarni
NAME:    Akshay Kulkarni
TITLE:     Director

[Signature Page to Milky Way Commitment Letter]

Accepted and agreed to as of
the date first above written:
VICI PROPERTIES L.P.
By:    /s/ David A. Kieske
    Name: David A. Kieske
    Title: Treasurer
[Signature Page to Milky Way Commitment Letter]

EXHIBIT A
Project Milky Way
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.
Company intends to directly or indirectly through its wholly owned subsidiaries, consummate the Acquisition. In connection with therewith, it is intended that:
a)Parent intends to issue common equity securities (i) for cash (or on a forward basis to be settled in accordance with the terms of the forward contracts) with gross proceeds of at least $3,152 million (the “Cash Equity Issuance”) to repay all outstanding obligations under the Existing Credit Agreement and terminate all term loan commitments thereunder, and to repay certain unsecured indebtedness and (ii) with an implied value of approximately $6,756 million as consideration for the acquisition of equity interests of the Target (the “Equity Consideration Issuance”). In addition, on the Closing Date, certain equity interests in the operating company of the Target (“Target OP”) will be exchanged for equity interests in either the Borrower or a newly formed operating company of Parent (the “Rollover Equity”).
b)The Borrower will launch an exchange offer of its senior notes for all of the outstanding senior notes of the Target, which offer shall include an exit consent (and the payment of any related exit consent fee by Borrower or any of the Borrower’s affiliates) to remove all of the restrictive covenants and certain other provisions that may be amended with the consent of at least a majority of holders of senior notes under each of the indentures under which such senior notes of the Target were issued (the “Exchange Offer”). If the Exchange Offer is not consummated, the Target shall merge with the Borrower, and the surviving entity shall make the required “change of control” offers to repurchase such senior notes of the Target under such indentures (the “Change of Control Offers”). If the Exchange Offer is consummated, the Target shall become a direct or indirect wholly-owned subsidiary of the Borrower.
c)(i)(1)(x) The Borrower will issue and sell senior unsecured notes (the “Senior Notes”) providing for gross proceeds of up to $5,008 million on the date of the consummation of the Acquisition (the “Acquisition Closing Date”) pursuant to a registered public offering or a Rule 144A and/or Regulation S offering or other private placement, and/or (2) the Borrower will obtain term loans under a syndicated term loan facility, which may be in the form of an incremental term loan under the Existing Credit Agreement, of up to $5,008 million on the Acquisition Closing Date (the “Term Loan Facility”); or (ii) to the extent that all or a portion of such offering of the Senior Notes and/or the Term Loan Facility providing up to $5,008 million of gross proceeds has not been entered into on the Acquisition Closing Date, the Borrower will obtain up to $5,008 million of first lien secured bridge term loans (the “Bridge Loans”) in the aggregate under a senior secured bridge credit facility (the “Bridge Facility”) (in each case, less the amount of any net proceeds from the issuance of Senior Notes and/or the Term Loan Facility that are applied to reduce the applicable Bridge Loans), the proceeds of which will be used to redeem a majority of the Rollover Equity on the Acquisition Closing Date (the “Redemption”).
d)In the event the Exchange Offer is not consummated, (i)(1)(x) the Borrower will issue and sell Senior Notes and/or (y) the Parent will issue and sell additional equity securities (including, but
[Transaction Description]

EXHIBIT A
not limited to, common equity, preferred equity, securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar instruments or transactions) (the “Equity Securities”), in each case, providing for gross proceeds of up to $4,242 million on or within 91 days of the Acquisition Closing Date pursuant to a registered public offering or a Rule 144A and/or Regulation S offering or other private placement, and/or (2) the Borrower will obtain term loans under a syndicated term loan facility, which may be in the form of an incremental term loan under the Existing Credit Agreement, of up to $4,242 million on or within 91 days of the Acquisition Closing Date (the “Term Loan Facility”); or (ii) to the extent that all or a portion of such offering of the Senior Notes, the Equity Securities and/or the Term Loan Facility providing up to $4,242 million of gross proceeds has not been entered into on or within 91 days of the Acquisition Closing Date, the Borrower will obtain up to $4,242 million of Bridge Loans in the aggregate under the Bridge Facility (in each case, less the amount of any net proceeds from the issuance of Senior Notes, the Equity Securities and/or the Term Loan Facility that are applied to reduce the applicable Bridge Loans), the proceeds of which will be used to consummate the Change of Control Offers.
e)The proceeds from the Senior Notes, the Equity Securities, the Term Loan Facility and/or Bridge Facility shall only be used to (i) consummate the Redemption, (ii) fund the Change of Control Offers, if applicable, and (iii) pay fees and expenses incurred in connection with the Acquisition, the Redemption and the other Transactions (such fees and expenses, the “Transaction Costs”).
The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.
[Transaction Description]

EXHIBIT B
Project Milky Way
$9,250 million Bridge Facility
Summary of Principal Terms and Conditions
All capitalized terms used but not defined herein shall have the meanings given to them in the
Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	The Company (the “Borrower”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent:
MSSF will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Bridge Facility for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Commitment Parties the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	MSSF, JPM, and Citi will act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.
Bridge Facility:
A 364-day first lien secured bridge credit facility in an aggregate principal amount of up to $9,250 million (the “Bridge Facility”), available in two tranches, subject to reductions as set forth herein:

(i) Tranche 1 of the Bridge Facility shall be in an aggregate principal amount of $5,008 million of Bridge Loans, and shall be available to the Borrower on the date of the Redemption (the “Redemption Date”) and shall be available to be drawn in U.S. Dollars; and

(ii) Tranche 2 of the Bridge Facility shall be in an aggregate principal amount of $4,242 million of Bridge Loans, and shall be available to the Borrower on the Change of Control Offers purchase date (which shall not be earlier than the Acquisition Closing Date) and shall be available to be drawn in U.S. Dollars.

Availability under Tranche 1 of the Bridge Facility shall cease on the 10th business day following the Acquisition Closing Date. Availability under Tranche 2 of the Bridge Facility shall cease on the 91st day following the Acquisition Closing Date.

Purpose/Use of Proceeds:
The proceeds of borrowings under Tranche 1 of the Bridge Facility shall only be used by the Borrower on the Redemption Date to fund the Redemption and pay Transaction Costs.

The proceeds of borrowings under Tranche 2 of the Bridge Facility shall only be used by the Borrower on the Change of Control Offers purchase date to fund the Change of Control Offers.

[Term Sheet]

Availability:
Tranche 1 of the Bridge Facility will be available only in a single drawing on the Redemption Date. Tranche 1 of the Bridge Facility will be used by the Borrower as described in “Purpose/Use of Proceeds” above. If less than the full amount of Tranche 1 of the Bridge Facility is borrowed on the Redemption Date, any remaining commitments in respect thereof shall be automatically terminated on such date.

Tranche 2 of the Bridge Facility will be available only in a single drawing on the Change of Control Offers purchase date. Tranche 2 of the Bridge Facility will be used by the Borrower as described in “Purpose/Use of Proceeds” above. If less than the full amount of Tranche 2 of the Bridge Facility is borrowed on the Change of Control Offers purchase date, any remaining commitments in respect thereof shall be automatically terminated on such date.

Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.
Final Maturity and Amortization:
The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Bridge Maturity Date”). The Bridge Facility will not be subject to scheduled amortization prior to the final maturity thereof.

Guarantees:
Guarantees will be provided by the Borrower’s material, domestic, wholly owned subsidiaries, consistent with the guarantee and security principles set forth in the Existing Credit Agreement (the “Guarantees”; with each person giving a Guarantee a “Guarantor”).

Security:
The Bridge Facility will be secured by a pledge of the equity of the Borrower held by the immediate parent company of the Borrower (“Holdings”), and a first-priority perfected lien on substantially all of the existing and future property and assets of the Borrower and the subsidiary guarantors, including a pledge of the capital stock of the wholly owned domestic subsidiaries held by the Borrower and the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries held by the Borrower and the subsidiary guarantors and mortgages on real properties, in each case subject to exceptions consistent with the Existing Credit Agreement. Holdings will also provide an equal and ratable pledge of the Borrower’s equity securing the Target’s senior notes and all of the Borrower’s senior notes.

[Term Sheet]

Mandatory Prepayments and Commitment Reductions:
Upon the Borrower confirming in writing that the requisite consents for the Exchange Offer are received on or prior to the Acquisition Closing Date and such consent cannot be validly withdrawn, the aggregate commitments in respect of Tranche 2 of the Bridge Facility shall be automatically and permanently terminated in full.

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility shall be automatically and permanently reduced with the amounts described in clauses (a) through (c) below, with such net cash proceeds or commitments applied (i) first, to reduce commitments in respect of Tranche 1 of the Bridge Facility and (ii) second, to reduce commitments in respect of Tranche 2 of the Bridge Facility. After the Closing Date, the amounts described in clauses (a) through (c) below shall be used to prepay the loans that have been funded in respect of the Bridge Facility (on a pro rata basis between the two tranches), at par plus accrued and unpaid interest.

(a) 100% of the net cash proceeds (including into escrow) from (i) any debt issuance or borrowing by the Parent, the Borrower or any of their subsidiaries or (ii) any equity issuance by the Parent (other than issuances of common stock of the Parent, (1) the net cash proceeds of which are used to (x) repay obligations under the Existing Credit Agreement or (y) terminate the commitments under that certain Commitment Letter, dated as of March 2, 2021, by and among VICI Properties 1 LLC and the commitment parties party thereto, (2) in connection with the settlement of an offering of common stock of Parent pursuant to any forward contract entered into prior to the date hereof, or (3) in connection with the Parent’s at-the-market offering program) other than (A) so long as after giving effect to such transaction (x) the pro forma Senior Secured Net Debt to Adjusted Total Assets Ratio (as defined in the Existing Credit Agreement) of the Borrower is no greater than 0.45:1.00 and (y) the pro forma Total Net Debt to Adjusted Total Assets Ratio (as defined in the Existing Credit Agreement) of the Borrower is no greater than 0.80:1.00, indebtedness incurred in the ordinary course of business for working capital purposes and capital expenditure purposes, (B) amounts borrowed under the revolving commitment of the Existing Credit Agreement up to the existing commitments as of the date hereof, (C) Permitted Other Financings and (D) other exceptions to be agreed;

(b) 100% of the net cash proceeds, whether in cash or cash equivalents, of any non-ordinary course asset sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries ((i) in the case of any such asset sale or other disposition for which the net cash proceeds payable to the Borrower and/or its subsidiaries do not exceed $20,000,000, to the extent not reinvested within 12 months following receipt or committed to be reinvested within 12 months following receipt and actually invested no later than 180 days after such 12-month period and (ii) to the extent not required to be applied to prepay the loans under the Existing Credit Agreement), subject to thresholds and exceptions to be agreed; and

[Term Sheet]

(c) 100% of the committed principal amount (less original issue discount, if any) of any Term Loan Facility.
The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction being required hereunder.
Voluntary Prepayments and Commitment Reductions:
Voluntary prepayment of the Bridge Facility shall be permitted at any time, without premium or penalty, subject to reimbursement of Lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the applicable interest period. The unutilized portion of the commitments under the Bridge Facility may be irrevocably reduced or terminated by the Borrower in whole or in part at any time without penalty by written notice to the Lead Arrangers.

Facility Documentation:
The definitive documentation for the Bridge Facility (the “Facility Documentation”) will be in the form of a senior secured credit agreement based on that certain amended and restated credit agreement, dated as of May 15, 2019 (as amended from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among Company, as borrower, Goldman Sachs Bank USA, as Administrative Agent and the other financial institutions from time to time party thereto, with modifications as are necessary to reflect the terms specifically set forth in this Exhibit B, the nature of the Bridge Facility as a bridge facility, including the Borrower as the borrower and the Holdings equity pledge, and related security documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and be in a form substantially the same as the corresponding documents executed in connection with the Existing Credit Agreement), and the operational and strategic requirements of the Company and its subsidiaries in light of their size, industries, businesses and business practices, business plans, capital structure, operations, financial accounting and Projections. In addition, the Facility Documentation shall include recent market documentation updates, including, without limitation, customary E.U./UK “bail-in” provisions and erroneous payments provisions based on the LSTA language. The foregoing precedent, provisions and requirements for the Facility Documentation are referred to herein as the “Documentation Principles”. Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility shall be the conditions set forth in the “Conditions Precedent to Initial Borrowing” section below.

Conditions Precedent to Initial Borrowing:
The availability of the initial borrowing and other extensions of credit under the Bridge Facility on the Closing Date will be subject solely to (x) the conditions set forth in Exhibit C to the Commitment Letter, (y) subject to the Funding Conditions Provisions, the Specified Representations being true and correct in all material respects on the Closing Date and the Acquisition Agreement Representations being true and correct in all material respects on the Closing Date and (z) the delivery of a customary borrowing notice.

Representations and Warranties:	As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”).
[Term Sheet]

Affirmative Covenants:	As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”).
Negative Covenants:
As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”), but to permit a pari passu secured revolving credit facility in an aggregate principal amount of up to $2,000,000,000 (less any other existing pari passu secured revolving credit facility).

Financial Covenants:
As set forth in the Existing Credit Agreement with respect to the Revolving Facility (with the modifications described above under “Facility Documentation” including, without limitation, financial covenant levels to be set based on the Documentation Principles).

Events of Default:	As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”).
Voting:	As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”).
Cost and Yield Protection:	As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”).
Assignments and Participations:
As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”); provided, however, that prior to the Bridge Maturity Date, unless a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 50.1% of the outstanding Bridge Facility.

Expenses and Indemnification:	As set forth in the Existing Credit Agreement (with the modifications described above under “Facility Documentation”).
Governing Law and Forum:	New York.
Counsel to the Lead Arrangers and Administrative Agent:	Sullivan & Cromwell LLP.
[Term Sheet]

ANNEX I TO
EXHIBIT B

Interest Rates:	The interest rates under the Bridge Facility will be as follows:
At the option of the Borrower, Eurodollar Rate plus the Applicable Margin or ABR plus Applicable Margin.

“Eurodollar Rate” means, with respect to any interest period, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“Applicable Margin” means a percentage determined in accordance with the pricing grid below.
LIBOR Successor Rate:
The Facility Documentation will contain provisions in form and substance customary for transactions where the Administrative Agent acts as agent with respect to the replacement of LIBOR based on the ARRC “hardwired” approach or, if closed after December 31, 2021, SOFR (or another mutually agreed replacement rate for LIBOR), with adjustments consistent with the ARRC “hardwired” approach.

Original Issue Discount:	None.
Duration Fees:
The Borrower shall pay each Lender duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan and commitment of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after Closing Date	180 days after Closing Date	270 days after Closing Date
50 basis points	75 basis points	100 basis points

B-I-2
Pricing Grid

Applicable Margin for the Bridge Facility
Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps
[Term Sheet]

EXHIBIT C

Project Milky Way
Summary of Additional Conditions
The availability and funding on the Closing Date or the Change of Control Offers purchase date, as applicable, of the Bridge Facility shall be subject solely to the satisfaction or waiver (by all Commitment Parties) of the following conditions (subject to the Funding Conditions Provisions):
1.The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Bridge Facility shall be, consummated in all material respects in accordance with the terms of the Master Transaction Agreement as in effect on the date hereof, without giving effect to any modifications, amendments or express waivers or consents thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Lead Arrangers (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any change to the definition of “Material Adverse Effect” contained in the Master Transaction Agreement shall be deemed to be materially adverse to the Lenders and (b) any reduction of not more than 15% or increase in the purchase price of the Acquisition shall be deemed to not be materially adverse to the Lenders so long as (i) any increase is not funded with additional indebtedness and (ii) any such reduction is allocated to reduce the Bridge Facility). It is agreed and understood that no purchase price or similar adjustment provisions set forth in the Master Transaction Agreement shall constitute any decrease or increase in the purchase price.
2.Between the date of the Master Transaction Agreement and the Closing Conditions Satisfaction Date (as defined in the Master Transaction Agreement, as in effect on the date hereof), there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect (as defined in the Master Transaction Agreement as in effect on the date hereof) on the Company Parties (as defined in the Master Transaction Agreement as in effect on the date hereof).
3.All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Bridge Facility, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Bridge Facility).
4.The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma statement of income of the Borrower as of and for the 12-month period ending on the date of the most recent consolidated balance sheet delivered pursuant to paragraph 5 below prepared after giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), in each case as would be required to be included in a registration statement on Form S-3 (regardless of when such pro forma financial statements are required to be filed with the SEC) and which shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3.
5.The Lead Arrangers shall have received (i) the audited consolidated balance sheets and the related audited consolidated statements of income, cash flow and shareholders’ equity of each of the Borrower and of the Target as at December 31, 2020 and December 31, 2019, and for each subsequent fiscal year

C-2
ended at least 90 days before the Closing Date and (ii) the unaudited consolidated balance sheet, and statement of income, cash flow and shareholders’ equity, of each of the Borrower and of the Target as of and for each fiscal quarter thereafter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date and the full interim period ending such subsequent fiscal quarter, provided, that in each case the financial statements required to be delivered by this paragraph shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3. The Lead Arrangers hereby acknowledges receipt of the financial statements in the foregoing clause (i) as of and for the fiscal years ended December 31, 2019 and December 31, 2020 and clause (ii) as of and for the fiscal quarter ended March 31, 2021. The filing with the SEC of the financial statements required by clause (i) or (ii) by the Borrower and the Target will satisfy the foregoing requirements.
6.The Administrative Agent shall have received (i) at least three business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent at least ten business days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) to the extent applicable, at least five business days prior to the Closing Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (31 C.F.R. § 1010.230).
7.Subject in all respects to the Funding Conditions Provisions, the Facility Documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and the Documentation Principles) shall have been executed and delivered by the Borrower and the Guarantors, if applicable.
8.The Borrower shall have engaged (on or before the execution of the Commitment Letter) one or more investment and/or commercial banks reasonably satisfactory to the Lead Arrangers to arrange permanent financing or refinancing for the Bridge Facility.
9.Subject in all respects to the Funding Conditions Provisions, customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex C attached hereto, certified by a senior authorized financial officer of the Borrower) shall have been delivered to the Lead Arrangers.
10.Subject to the Funding Conditions Provisions, all documents and intercreditor agreements required to perfect the Administrative Agent’s security interest in the collateral (which shall, in each case, be in accordance with the Terms of the Commitment Letter and the Term Sheet and be in a form substantially the same as the corresponding documents executed in connection with the Existing Credit Agreement and consistent with the Documentation Principles) shall have been executed and delivered and, if applicable, in proper form for filing.

Annex C
Form of Solvency Certificate
Date: [•]
Reference is made to Credit Agreement, dated as of [•] (the “Credit Agreement”), among [•] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [•], as Administrative Agent and Collateral Agent.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Solely in my capacity as a Financial Officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:
1.    The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.
2.    The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis.
3.    The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.
4.    The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise in the ordinary course of business).
For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.
IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.
[BORROWER]
By:

    Name:
    Title: